Exhibit 10.7

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), effective as of the Effective Date (described below) by and between Pacific Beach Biosciences, Inc., a Delaware corporation with an address at 787 Seventh Avenue, New York, New York 10019 (the “Company”), and MATTHEW A. WIKLER, MD, MBA, FIDSA, having a mailing address at P.O. Box 5000, PMB 84, Rancho Santa Fe, CA 92067-5000 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services.  The Executive will be employed by the Company as its President and Chief Executive Officer.  The Executive will report to the Board of Directors of the Company (the “Board”) and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”).  The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed by the Company, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b) Acceptance.  Subject to and conditional upon the satisfaction of the Financing Condition set forth in Section 2, below (such date to be the “Effective Date”), the Executive hereby accepts such employment and agrees to render the Services.

2. Term.  The Executive’s employment under this Agreement (the “Term”) shall commence on a date to be selected by the Executive, which date (the “Commencement Date,” which shall serve for all purposes as the “date of this Agreement,” unless otherwise specified) shall not be later than thirty (30) days after the closing of a bridge financing in an aggregate amount of not less than $3,000,000, provided, however, that such closing shall occur no later than February 15, 2010 (the “Financing Condition”), and shall continue for a term of two (2) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 6, 7, 10, and 11 shall survive the expiration or termination hereof.  After the conclusion of the Term, this Agreement shall automatically renew for additional one (1) year terms (each, a “Renewal Term”); provided, however, that (a) if, at least three (3) months prior to the end of the Term or any Renewal Term, as the case may be, the Company gives written notice to the Executive that the Company elects that this Agreement not be renewed, then this Agreement shall end and expire as of the end of the Term or such Renewal Term, as the case may be, or (b) if, at least three (3) months prior to the end of the initial Term or any Renewal Term, as the case may be, the Executive gives written notice to the Company that the Executive elects that this Agreement not be renewed, then this Agreement shall end and expire as of the end of the initial Term or such Renewal Term, as the case may be.

3. Best Efforts; Place of Performance.

(a) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company, except as set forth above in Section 1(a).

(b) The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company that shall be established in or around San Diego, California, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.  Notwithstanding the foregoing, the Executive’s primary place of business may not be relocated to another city without his written consent.

4. Directorship.  The Company shall use its best efforts to cause the Executive to be elected as a member of its Board throughout the Term and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.  The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation.  As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary.  The Company shall pay the Executive an annualized salary (the “Base Salary”) of Three Hundred Thousand Dollars ($300,000).  Payment shall be made in accordance with the Company’s normal payroll practices.

(b) Guaranteed Bonus.  The Company shall pay the Executive a lump-sum cash bonus (the “Guaranteed Bonus”) equal to Sixty Thousand Dollars ($60,000) within thirty (30) days following the expiration of each year of the Term, provided that the Executive is employed hereunder on the last day of such year of the Term (subject to the terms of Section 10 hereof), and regardless of whether the Executive remains employed by Company after such date.

(c) Annual Milestone Bonus.  The Executive may be awarded an additional cash bonus equal to as much as his Base Salary, within thirty (30) days following the expiration of each year of the Term (the “Annual Milestone Bonus”), to be determined by the Board in its sole and complete discretion, based on, among other things, the attainment by the Executive and/or the Company of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board (or a committee thereof), after consultation with the Executive. The Milestones for the first year of this Agreement shall be established by the Board, after consultation with the Executive, subsequent to, but not more than sixty (60) days following, the Commencement Date.  The Milestones for each subsequent year shall be established by the Board, after consultation with the Executive, at least sixty (60) days prior to each anniversary of the Commencement Date.  The Annual Milestone Bonus, if any, shall be paid in cash in a lump-sum payment by no later than seventy-five (75) days following the expiration of each year of the Term.  The Annual Milestone Bonus, if any, will be paid for any year of the Term provided that the Executive is employed hereunder on the last day of such year, and regardless of whether the Executive remains employed by Company after such date.

(d) IPO, Clinical and Market Capitalization Bonuses.

(i) Within thirty (30) days after the closing of the Company’s Initial Public Offering (“IPO”), the Company shall pay to the Executive a onetime cash bonus of One Hundred Thousand Dollars ($100,000).

(ii) In full and final consideration and settlement of any amount of compensation claimed by or due to the Executive with respect to his services to the Company during his earlier term of employment with the Company, the Company will pay to the Executive a one-time cash payment of One Hundred Thousand Dollars ($100,000), payable as follows: (a) Twenty-Five Thousand Dollars ($25,000) payable within thirty (30) days of the date of this Agreement, and (b) Seventy-Five Thousand Dollars ($75,000) payable within thirty (30) days after the closing of the IPO, or December 31, 2010, whichever occurs first, and regardless of whether the Executive is employed by the Company as of December 31, 2010.

(iii) The first time that the Market Capitalization (as defined below) of the Company shall exceed One Hundred Twenty-Five Million Dollars ($125,000,000) for a period of ten (10) consecutive trading days during the Term and the average trading volume of the Company’s Common Stock during such period is at least Fifty Thousand (50,000) shares per trading day (the “First Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of One Hundred Twenty-Five Thousand Dollars ($125,000), payable within ten (10) days of written notice by the Executive of the occurrence of the First Capitalization Milestone.

(iv) The first time that the Market Capitalization of the Company shall exceed Three Hundred Million Dollars ($300,000,000) for a period of ten (10) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “Second Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of Three Hundred Thousand Dollars ($300,000), payable within ten (10) days of written notice by the Executive of the occurrence of the Second Capitalization Milestone.

(v) The first time that the Market Capitalization of the Company shall exceed Five Hundred Million Dollars (US$500,000,000) for a period of ten (10) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least One Hundred Thousand (100,000) shares per trading day (the “Third Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of Five Hundred Thousand Dollars ($500,000), payable within ten (10) days of written notice by the Executive of the occurrence of the Third Capitalization Milestone.

(vi) The first time that the Market Capitalization of the Company shall exceed Seven Hundred and Fifty Million Dollars ($750,000,000) for a period of ten (10) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least one hundred thousand (100,000) shares per trading day (the “Fourth Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of Seven Hundred Fifty Thousand Dollars ($750,000), payable within ten (10) days of written notice by the Executive of the occurrence of the Fourth Capitalization Milestone.

(vii) The first time that the Market Capitalization of the Company shall exceed One Billion Dollars ($1,000,000,000) for a period of ten (10) consecutive trading days during the Term and the average trading volume of the Common Stock during such period is at least one hundred thousand (100,000) shares per trading day (the “Fifth Capitalization Milestone” and together with the First Capitalization Milestone, the Second Capitalization Milestone, the Third Capitalization Milestone and the Fourth Capitalization Milestone, collectively the “Market Capitalization Milestones” and each individually, a “Market Capitalization Milestone”), then the Company shall pay to the Executive a onetime cash bonus of One Million Dollars ($1,000,000), payable within ten (10) days of written notice by the Executive of the occurrence of the Fifth Capitalization Milestone.

(viii) For purposes of this Agreement, “Market Capitalization” shall be determined by multiplying the total shares of the Company’s Common Stock that are outstanding at that time by the last reported closing price of the Company’s Common Stock on a nationally recognized exchange, NASDAQ, or in the over-the-counter market as reported by the National Quotation Bureau or similar organization.

(e) [Intentionally Omitted]

(f) Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(g) Employment Stock Options.

(i) As additional compensation for the Services to be rendered by the Executive pursuant to this Agreement, the Company shall issue to the Executive within thirty (30) days of the date of this Agreement one or more options to purchase common stock, par value $0.001 (the “Common Stock”), of the Company (the “Employment Options”) in an amount that, together with the shares of Common Stock already owned by the Executive, shall collectively represent seven and one-half percent (7.5%) of the outstanding Common Stock of the Company, and at an exercise price per share that will be equal to the price per share of common stock that shall be issued in the Company’s IPO assuming such IPO occurs within six (6) months of the date of this Agreement or, to the extent it does not, at the fair market value of the Common Stock of the Company at such date, as determined in the sole discretion and good faith of the Board. The Company will issue such options.  The Employment Options shall be held in escrow at Paramount BioSciences, LLC, and shall vest at the first anniversary of the date of this Agreement, subject to the terms of this Agreement, at which time all vested Employment Options will be released from the escrow account to the Executive.  No Employment Options shall vest until the first anniversary of the date of this Agreement.  No Employment Options granted hereunder shall vest unless the Executive is a current employee of the Company as of the date of such vesting, unless specifically stated herein.

(ii) Anti-dilution Protection.  At such time as the Company has raised gross proceeds equal to Fifteen Million Dollars ($15,000,000) from the issuance and sale of Equity Securities (as defined below), the Company shall issue to the Executive, following such issuance and sale of Equity Securities, a number of additional employee stock options (the “Stock Options”) sufficient to maintain the Executive’s ownership percentage (if such options were exercised) at least equal to seven and one-half percent (7.5%) of the outstanding Common Stock of the Company on a fully diluted basis, provided, however, that options or warrants, if any, to purchase Common Stock at a price per share greater than the price per share at which shares are sold in the Company’s IPO shall not be deemed to be included within the meaning of fully diluted for this purpose. Options which are granted in order to maintain the Executive’s seven and one-half percent (7.5%) of the outstanding Common Stock of the Company on a fully diluted basis shall vest at the first anniversary of the date of this Agreement, subject to the terms of this Agreement.  Once the Company has raised Fifteen Million Dollars ($15,000,000) through the sale of its Equity Securities, the Executive thereafter may be diluted pro rata along with all other holders of securities of the Company.

As used herein “Equity Securities” shall mean shares of Common Stock, preferred stock, options, warrants or other rights to purchase Common Stock or securities or evidences of indebtedness convertible into or exchangeable for shares of Common Stock, provided, however, that options or warrants, if any, to purchase Common Stock at a price per share greater than the price per share at which shares are sold in the Company’s IPO shall not be deemed Equity Securities for this purpose.  The Stock Options shall be governed by the Company’s Employee Stock Option Plan although, notwithstanding the terms of such plan, the Stock Options issued in consideration of this anti-dilution provision shall vest at the first anniversary of the date of this Agreement, subject to the terms of this Agreement.  The Stock Options shall be exercisable for ten (10) years and shall have an exercise price equal to the fair market value of the Common Stock upon the date of each applicable grant as determined by the Board in good faith.  In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 10 below.

(iii) Notwithstanding and in addition to the foregoing, Section 5(g)(ii) shall not apply to, and the Executive shall not be entitled to anti-dilution protection with respect to, the issuance of Excluded Equity Securities (as defined below) and Excluded Equity Securities shall not be included in calculating the fully diluted issued and outstanding shares of Common Stock of the Company for any purpose under this Agreement, except with respect to the calculation of the Market Capitalization Milestones pursuant to Section 5(d). “Excluded Equity Securities” shall mean Equity Securities that are issued by the Company pursuant to any transactions approved by the Board primarily for the purpose of: (1) incentivizing employees, directors or consultants to the Company; (2) joint ventures, strategic alliances or research and development activities, (3) purchasing or licensing of one or more technologies, or (4) any other transactions involving current or potential partners that are primarily for purposes other than raising capital. As long as the anti-dilution protection contained in Section 5(g)(ii) remains in effect, the Executive shall be diluted on a pro rata basis with all other holders of Common Stock by the issuance by the Company of Excluded Equity Securities.  Upon termination of such anti-dilution protection provided for in Section 5(g)(ii), the Executive shall be diluted pari passu with all other holders of Common Stock by the issuance of any Equity Securities, including Excluded Securities.

(h) Management Incentive Options.  In order to properly attract, maintain and incentivize highly qualified senior managers and key talent, the Company shall set aside a pool of Equity Securities, commensurate with industry standards, which is to be distributed to such employees, not including the Executive, as recommended by the Executive and determined by the Board.

(i) Expenses.  The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(j) Other Benefits.  The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. Until such time as the Company provides medical and dental benefits, the Company shall reimburse Executive for all reasonable costs of such benefits purchased privately by Executive.

(k) Vacation.  The Executive shall be entitled to a vacation of twenty four (24) days per annum, not more than ten (10) of which shall be taken in succession, in addition to holidays observed by the Company.  During the Term, the Executive shall not be entitled to carry forward more than five (5) vacation days from one calendar year of employment to the next calendar year of employment.

(l) Expense Reimbursement and Benefits.  Notwithstanding anything in this Agreement to the contrary, any expense reimbursement or benefit provided pursuant to Section 5(i), Section 5(j) or Section 10 shall be subject to the following: (i) the amount of any such expense reimbursement or benefit provided during the Executive’s taxable year shall not affect any expenses eligible for reimbursement or benefit to be provided in any other taxable year; (ii) the reimbursement of any eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such expense reimbursement or benefit shall not be subject to liquidation or exchange for another benefit.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information owned by, or received by or on behalf of the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company.  The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except with prior written authorization by the Company, the Executive agrees for a period of five (5) years from the termination of his employment with the Company not to disclose or publish:

(i) any of the Confidential and Proprietary Information; or

(ii) any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term (“Inventions”) shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business.  The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

The parties acknowledge and agree that, pursuant to California Labor Code sections 2870 and 2872, Inventions shall not include any inventions, discoveries, improvements, patentable or copyrightable works, or other works (collectively, “Works”) that the Executive develops entirely on his own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Works that either relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or result from any work performed by the Executive for the Company.

(d) The Executive acknowledges that while performing the Services, the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”).  The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company unless the Company has expressly abandoned its interest in such Third Party Inventions in writing.

(e) The Executive agrees that he will promptly disclose to the Company all Inventions initiated, made or conceived or reduced to practice, either alone or jointly with others, during the Term.

(f) The provisions of this Section 6 shall survive any termination of this Agreement ..

7. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information.  The Executive agrees that, during the Term and during such period of time after the Term that the Executive continues to receive his salary and benefits without interruption from the Company during the Termination Benefits Period (as defined hereinafter), other than in the event that the Executive is terminated for Cause, in which case he will remain subject to this provision even in the absence of receiving any further salary or benefits, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of in which the Company does business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development and commercialization of therapeutics for the treatment of infectious diseases in humans.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit the Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation.

(b) The Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 7(a) is reasonable with respect to duration, geographic area and scope.  If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area state herein.

(c) During the Term and the Termination Benefits Period (as defined hereinafter), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate (as the term “affiliate” is defined in Paragraph 12(o)); or hire for any purpose any employee of the Company or any affiliate; or hire any former employee who has left the employment of the Company or any affiliate of the Company within twelve (12) months of the termination of such employee’s employment with the Company or any such affiliate; or hire any former employee of the Company in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates; or

(iii) solicit or accept employment or be retained by any Person who, at any time during the Term, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate.

(d) The Company and the Executive each agree that both during the Term and for a period of five (5) years thereafter, neither party shall directly or indirectly make any disparaging statement, whether or not true, with respect to the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates (as defined above).  Notwithstanding this Section, nothing contained herein shall limit or impair the ability of the Executive to provide truthful testimony in response to any validly issued subpoena.

(e) In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) to the extent permitted by law, have the right to require the Executive to account to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company. The Company and the Executive agree that any such action for injunctive relief shall be heard in any of the courts set forth in Section 12(c) below, and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(f) Each of the rights and remedies enumerated in Section 7(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(g) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.  The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living during the Termination Benefit Period (as defined hereinafter).

(h) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties.  The Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms.  No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9. Termination.  The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by the Executive to perform his material duties or obligations under this Agreement, which shall require affirmative or intentional improper actions or omissions by the Executive and not simply actions that result in the performance of the Company overall or in certain respects that falls below levels expected by, or acceptable to, the Board;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of materially injuring (whether financial or otherwise and as determined in good-faith by a majority of the members of the Board) the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii) Willful misconduct by the Executive in respect of the material duties or obligations of the Executive under this Agreement, including, without limitation, willful insubordination with respect to lawful and reasonable directions received by the Executive from the Board;

(iv) The Executive’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, (which investigation, among other actions, shall include the Executive’s opportunity to respond fully to any such allegation) that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi) Any material misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement, which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company; and

(viii) Breach by the Executive of any material provision of this Agreement other than those contained in Sections 6, 7 or 8 which, to the extent it is reasonably subject to notice and cure, is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability.  For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment under this Agreement by reason of physical or mental illness or injury or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 60 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company.

(c) The Executive’s employment hereunder may be terminated by the Board (or its successor) upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d) The Executive’s employment hereunder may be terminated by the Executive for Good Reason.

(i) For purposes of this Agreement, “Good Reason” shall mean (any of which shall constitute a “Good Reason Condition”):

(A) any material breach of this Agreement by the Company;

(B) without the Executive’s express written consent, a material reduction by the Company of the Executive’s duties, responsibilities, or authority as President and Chief Executive Officer of the Company which causes his position with the Company to become of less responsibility or authority than his position as of immediately following the Commencement Date; or

(C) a relocation of the Company’s principal place of business of the Executive outside of the San Diego metropolitan area without the Executive’s written consent.

(ii) The Executive may terminate his employment for Good Reason for any of the reasons stated above only if (A) the Executive has provided the Company with written notice of the asserted Good Reason Condition within ninety (90) days after its initial existence; (B) the Company fails to cure the condition within thirty (30) days after receiving such written notice; and (C) the Executive terminates this employment within one hundred and eighty (180) days following_ the initial existence of the Good Reason condition.

(e) The Executive’s employment may be terminated by the Company or by the Executive with or without Cause or Good Reason.

10. Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, (i) his Base Salary through the date of his termination, benefits (if disabled), and any expense reimbursement amounts owed the Executive, (ii) the Guaranteed Bonus pro rated to the date of the Executive’s death or Disability, and (iii) any accrued but unpaid Annual Milestones Bonuses earned by the Executive prior to the date of the Executive’s death or Disability. Subject to Section 10(f), any such payments of Base Salary, Guaranteed Bonus and Annual Milestones Bonuses shall be made to the Executive or to the Executive’s estate, as applicable, within ninety (90) days after his death or Disability.  All Employment Options and Stock Options that are scheduled to vest on the next succeeding anniversary of the Commencement Date shall be accelerated and deemed to have vested as of the termination date.  Other than the Employment Options and Stock Options described in the preceding sentence, all Employment Options and Stock Options that have not vested as of the date of termination shall be terminated as of such date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for ninety (90) days following such termination.

(b) If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive his Base Salary through the date of his termination and any expense reimbursement amounts owed the Executive.  The Executive shall have no further entitlement hereunder to any other compensation or benefits from the Company except to the extent otherwise provided by law.  All Employment Options and Stock Options that have not vested as of the date of termination shall be terminated as of such date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for ninety (90) days following such termination.

(c) If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Section 10(b) or 10(d), or if the Executive terminates his employment for Good Reason, then the Company shall (i) continue to pay to the Executive his Base Salary and benefits for a period of six (6) months following the termination of the Term (the “Section 10(c) Termination Benefits Period”); (ii) pay the Guaranteed Bonus pro rated to the date of the Executive’s termination; (iii) pay any accrued but unpaid Annual Milestones Bonuses earned by the Executive; and (iv) pay any expense reimbursement amounts owed the Executive. Subject to Section 10(f), (i) any such payments of Base Salary shall be made to the Executive on the Company’s normal payroll dates during the Section 10(c) Termination Benefits Period, and (ii) any such payments of the Guaranteed Bonus and Annual Milestones Bonuses shall be made to the Executive by the date that is no later than ninety (90) days following the Executive’s termination.  In addition, in the event of any such termination, all Employment Options and Stock Options that are scheduled to vest during the twelve (12) month period following such termination shall be accelerated and deemed to have vested as of the termination date.  All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of the Executive’s termination shall remain exercisable for a period of ninety (90) days.

(d) If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, and on the date of termination pursuant to this Section 10(d) the fair market value of the Company’s Common Stock, in the aggregate, as determined in good faith by the Board on the date of such Change of Control, is more than $35,000,000, then the Company (or its successor, as applicable) shall continue to pay to the Executive his Base Salary and benefits for a period of six (6) months following the termination of the Term (the “Section 10(d) Termination Benefits Period”, referred to along with the Section 10(c) Termination Benefits Period as the “Termination Benefits Period”). In addition, in the event of any such termination, the Company agrees to pay the Executive (i) the Guaranteed Bonus pro rated to the date of the Executive’s termination, (ii) any accrued but unpaid Annual Milestones Bonuses earned by the Executive prior to the date of his termination, and (iii) any expense reimbursement amounts owed the Executive.  Subject to Section 10(f), (i) any such payments of Base Salary shall be made to the Executive on the Company’s normal payroll dates during the Section 10(d) Termination Benefits Period, and (ii) any such payments of the Guaranteed Bonus and Annual Milestones Bonuses shall be made to the Executive by the date that is no later than ninety (90) days following the Executive’s termination.  Vesting of all Employment Options and Stock Options shall be accelerated in full and deemed to have fully vested as of the termination date.  Stock Options that have vested as of the Executive’s termination shall remain exercisable for ninety (90) days following such termination.

(e) If the Executive’s employment is terminated by the Company other than for reasons specified in Sections 10(b), or by the Executive for Good Reason, within ninety (90) days prior to the occurrence of the Market Capitalization Milestone, then the Company shall pay to the Executive the applicable cash bonus described in Section 5(d) of this Agreement as if the Executive were employed by the Company on the date of such occurrence.

(f) Notwithstanding anything to the contrary in this Agreement, the following shall apply to any benefits provided under Section 10 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”):

(i) Any payment of such benefits shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service,” (as defined in Treasury Regulations Section 1.409A-1(h)) (“Separation from Service”) or such termination of employment is due to the Executive’s death, unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the adverse personal tax consequences under Section 409A.

(ii) It is intended that (A) each installment of any such benefits be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (B) all payments of any such benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) any such benefits consisting of premiums payable under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits constitute “deferred compensation” under Section 409A and the Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (i) the timing of such benefit payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after the Executive’s Separation from Service and (b) the date of the Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay the Executive a lump sum amount equal to the sum of the benefit payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

(g) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(h) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(i) The obligations of the Company that arise under this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Indemnification.  The Company shall defend and indemnify the Executive in his capacity as President and Chief Executive Officer of the Company to the fullest extent permitted under to the Delaware General Corporate Law (the “DGCL”) and the California Labor Code.  The Company shall also establish a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary.  The rights to indemnification shall survive any termination of this Agreement.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) Executive and Company agree that any and all controversies or claims (whether contract, tort or statutory) between Executive and the Company arising out of Executive’s employment, the termination of that employment, and any agreements previously or hereafter entered into by Executive and Company in connection with such employment relationship, that could have been filed in a court of law (or an administrative agency) shall be settled by final and binding arbitration.  The claims covered by this Agreement include, but are not limited to, claims for wrongful termination, wages or other compensation due, breach of contract, tort, discrimination or harassment (including race, sex, religion, national origin, age, marital status, medical condition or disability), violation of any public policies, and claims for violation of federal, state or other governmental law, statute, regulation or ordinance.

(c) The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a single arbitrator mutually selected by the Executive and the Company.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Superior Court of State of California, San Diego County, or the United States District Court for the Southern District of California, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in paragraph (m) of this Section 12.

(d) The Arbitrator shall be empowered to award any party any remedy at law or in equity that the prevailing party would otherwise have been entitled to had the matter been litigated or pursued in a civil court or administrative forum including, but not limited to, general, special, and punitive damages, and injunctive relief.  However, the Arbitrator’s authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies.  Any award pursuant to arbitration hereunder shall be included in a written decision that will state the legal and factual basis for the award and shall set forth the basis for calculating any damages award.  The arbitrator’s award, order or judgment shall be deemed final and binding upon the parties, except to the extent that it is shown to be violative of the law.

(e) A demand for arbitration must be submitted within the limitations period that would be applicable in court.  If either party does not submit and serve a written demand for arbitration within the applicable statute of limitations, such failure shall constitute an absolute bar to the institution of any proceedings in any forum, and shall constitute a waiver of any rights regarding that claim.

(f) Neither party nor the arbitrator may disclose the existence, content or results of any arbitrations under this Agreement without the prior written consent of all parties hereto.

(g) Pending such resolution of any claim, the Executive shall be entitled to continue to receive all payments and benefits due under this Agreement or otherwise, unless the arbitration panel determines otherwise.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(h) Nothing in this Agreement shall prevent the parties from agreeing voluntarily after a claim or controversy has arisen to submit such claim or controversy to mediation or other informal settlement process.  However, if the dispute is not resolved through mediation or such other process, it shall be submitted to binding arbitration pursuant to this Agreement.

(i) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(j) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(k) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(l) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(m) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier or when actually received if sent by registered or certified mail. Each party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (m) of this Section 12.

(n) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(o) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(p) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(q) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(r) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.  Additionally, unless the context requires otherwise, “or” is not exclusive.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which shall be deemed effective as of the Commencement Date set forth herein.

PACIFIC BEACH BIOSCIENCES, INC.

By:	/s/ J. Jay Lobell
Name:	J. Jay Lobell
Title:

MATTHEW A. WIKLER, MD, MBA, FIDSA

/s/ Matthew A. Wikler, MD, MBA, FIDSA